Exhibit 99.1

PIEDMONT OFFICE REALTY TRUST REBRANDS TO PIEDMONT REALTY TRUST

Atlanta –June 09, 2025 (GLOBE NEWSWIRE) – Piedmont Office Realty Trust (NYSE: PDM) (“Piedmont”), a real estate investment trust (REIT), announced today the launch of its new brand identity including a name change to Piedmont Realty Trust, Inc. The rebrand was undertaken to better reflect the company’s focus on Piedmont PLACEs which are designed to elevate the workday and reflect a higher standard of service for our clients.

Commenting on the rebrand, Piedmont’s President and Chief Executive Officer, Brent Smith, said, “We’ve recently completed an extensive update of our brand identity. We understand that today’s employees seek environments that support their company cultures and foster a sense of community. At our core we are dedicated to transforming traditional office buildings into Piedmont PLACEs that deliver a cohesive experience, welcoming our clients into premium workspaces that are paired with an elevated service model. Our simplified brand better reflects this strategy and aligns with the bespoke approach we deliver to our clients.”

Piedmont’s strategy remains dedicated to transforming the essence of the workplace, focusing on creating environments that promote collaboration, offer convenience and cultivate a sense of connection. Whether an office building is in a bustling city or a serene suburb, Piedmont PLACEs are designed to offer intentional spaces where people, collaboration and service thrive.

To learn more, please visit Piedmont’s website at piedmontreit.com.

About Piedmont Realty Trust

Piedmont Realty Trust™ (NYSE: PDM), is a fully integrated, self-managed real estate investment company focused on delivering an exceptional office environment. As an owner, manager, developer and operator of 16 MM SF of Class A properties across major U.S. Sunbelt markets, Piedmont Realty Trust™ is known for its hospitality-driven approach and commitment to transforming buildings into premier “Piedmont PLACEs” that enhance each client’s workplace experience.

Contact:	Sarah Heimlich
Company:	Piedmont Office Realty Trust
Phone:	770 418 8800
Email:	Investor.relations@Piedmontreit.com